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                                                                    EXHIBIT 10.4

                    MANUFACTURING SUPPORT SERVICES AGREEMENT

         THIS MANUFACTURING AND SERVICES AGREEMENT (the "Agreement") is dated as of _______ ___, 1996 by and between Tridex Corporation, a Connecticut corporation ("Tridex"), and Magnetec Corporation, a Connecticut corporation ("Magnetec").

         WHEREAS, Magnetec and Tridex have entered into an Asset Purchase Agreement dated as of July __, 1996 under which Magnetec has agreed to sell to Tridex all of the assets used exclusively in the conduct of the ribbon business (the "Ribbon Business"); and

         WHEREAS, Tridex has not yet obtained a facility separate from the Magnetec facility suitable for the conduct of the Ribbon Business, and Magnetec, with its existing manufacturing facility and shipping, receiving, accounting and related support capability at that facility, can provide the space and support services required by Tridex, as the owner of the Ribbon Business assets, for the operation of the Ribbon Business; and

         WHEREAS, upon completing the acquisition of the Ribbon Business assets, Tridex will employ the individuals now employed by Magnetec who are directly involved in the manufacturing of the Ribbon Business products and the individual who supervises Ribbon Business manufacturing and related operations; and

         WHEREAS, Tridex desires to obtain space within Magnetec's facility and manufacturing support and related services necessary for the conduct of the Ribbon Business, and Magnetec is willing to furnish or make such services and space available to Tridex in connection with the transfer of the Ribbon Business assets;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Staffing; Management Supervision and Control by Tridex.

         (a) After the date of this Agreement, no Magnetec employees will engage directly in the manufacturing operations of the Ribbon Business. As of the date of this Agreement, Tridex shall offer full time employment to the individuals listed on Schedule 4(a), and such individuals shall cease to be employed by Magnetec. Tridex shall offer such individuals cash compensation equal to their cash compensation paid by Magnetec and benefits substantially equivalent to their benefits provided by Magnetec. Only these individuals employed by Tridex for the Ribbon Business shall be permitted to operate Ribbon Business equipment.

         (b) Tridex shall maintain managerial supervision and control of the Ribbon Business manufacturing operations and shall exercise final approval authority over all Tridex purchase orders and Tridex checks prepared by Magnetec in connection with the manufacturing support services rendered hereunder. The Ribbon Line Supervisor will supervise the Ribbon Business manufacturing line employees and serve as day-to-day on-site representative of Tridex for Ribbon Business matters.

         (c) The Ribbon Line Supervisor, or another Tridex employee (as designated by Tridex in writing to Magnetec), shall: (i) forecast annual materials requirements; (ii) develop material requirements planning ("MRP") data for input to Magnetec's automated manufacturing and inventory control systems;
(iii) develop a production schedule and determine quantities and delivery dates required for periodic materials requirements; (iv) issue Tridex purchase orders for delivery of such materials in the appropriate quantities on the delivery dates; (v) supervise Tridex employees engaged in the manufacturing operations of the Ribbon Business; (vi) collect Ribbon Business receivables; (vii) authorize payment of invoices; and (viii) supervise third-party payroll service and provide Tridex federal taxpayer identification number for payroll purposes.

          2. Insurance. Tridex agrees to obtain and maintain all necessary insurance, including but not limited to, property, casualty, liability and workers' compensation with respect to the Ribbon Business and the Tridex employees engaged in Ribbon Business operations at Magnetec's facility. Tridex shall provide proof of coverage upon request by Magnetec.

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         3. Space Provided. Magnetec hereby agrees to provide Tridex approximately ____ square feet of factory floor space and ____ total square feet of stockroom and finished goods warehouse space. Space provided to Tridex shall be clearly marked as separate areas designated for the Ribbon Business.

         4. Ribbon Business Products Sold to Magnetec. Tridex agrees to sell Ribbon Business products to Magnetec at prices no higher than ten percent (10%) below the lowest price paid by any other customer of Tridex for the same products. This price is subject to annual adjustment upon the mutual agreement of the parties hereto, with annual increases not to exceed five percent (5%) of then current prices.

         5. Tridex Manufacturing Facility. Tridex agrees to use commercially reasonable efforts to obtain its own manufacturing facility suitable for the conduct of the Ribbon Business and to relocate the Ribbon Business assets to such facility.

         6. Manufacturing Support Services Provided by Magnetec. Effective upon the date first written above (the "Effective Date"), Magnetec will provide the following services to Tridex for the conduct of the Ribbon Business:

         (a) Purchasing and Manufacturing Processing Services: receive at the Magnetec receiving dock materials ordered by Tridex for Ribbon Business operations; generate list of goods received and cross-check against vendor's packing list and Tridex purchase order; spot inspect such materials upon receipt; store materials in the Magnetec stockroom in a separate area designated for the Ribbon Business; move materials to manufacturing area according to manufacturing schedule; and move finished goods to a separate area designated for Ribbon Business finished goods.

         (b) Sales Order Processing and Customer Billing Services: promptly after the date hereof, notify all Ribbon Business customers to submit orders to Tridex in care of Magnetec Sales Department; receive and, after acceptance of order by Ribbon Line Supervisor (as defined below), enter customer orders into order processing system, including scheduling shipment date; generate shipping documents; package and prepare finished goods for shipment; ship finished goods and generate invoice on Tridex form.

         (c) Accounts Payable Processing Services: promptly after the date hereof, notify Ribbon Business suppliers to submit invoices to Tridex in care of Magnetec Accounts Payable; match suppliers invoices with Tridex purchase orders and receiving department records and enter verified invoices onto accounts payable system; and prepare Tridex checks to suppliers for signature by Tridex authorized signatory. (Tridex will in all cases make the final decision regarding payment of any invoice submitted by a Ribbon Business supplier.)

         (d) Payroll Processing Services: maintain Ribbon Business employee files, including hours worked and payroll records. (Using the Tridex employer identification number, Tridex will establish with a third party payroll service provider a separate payroll for all Ribbon Business employees, including the Ribbon Line Supervisor. Subject only to Magnetec's agreement under Section 3 to reimburse Tridex for 40% of the direct employment cost of the Ribbon Line Supervisor, Tridex will be solely responsible for all Ribbon Business wages, salaries, insurance and other benefits, and all withholding or other taxes due thereon.)

         (e) Accounting and Data Processing Services: establish within the Magnetec accounting system separate accounts for all activity of the Ribbon Business; provide Tridex with a monthly trial balance, detailed general ledger and subledgers for all transactions. (All general ledger accounts will be controlled by Tridex. Tridex will provide a Ribbon Business cash receipt journal to Magnetec on a monthly basis to update the accounts receivable on the Ribbon Business records maintained by Magnetec.)

         7. Tridex Payments to Magnetec. Magnetec shall bill Tridex in arrears, as of the last day of Magnetec's accounting month, for manufacturing support services provided, and Tridex shall pay Magnetec no later than thirty (30) days after the date of the invoice, the following amounts:

         (a) For Magnetec's overhead directly attributable to manufacturing (e.g., occupancy costs such as rent and utilities), Tridex shall pay Magnetec a flat fee of $_____ per month, plus ______% of the actual direct labor cost of Ribbon Business employees (permanent and temporary), subject to annual adjustment upon the agreement of both parties;


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         (b) For Magnetec's overhead attributable to general and administrative expenses (e.g., expenses incurred to provide purchasing, order processing, customer billing and accounting services), Tridex shall pay Magnetec a flat fee of $______ per month, subject to annual adjustment upon the agreement of both parties; and

         (c) For other costs incurred and paid by Magnetec on behalf of Tridex which are not includable in Section 2(a) or 2(b) but are incurred and are directly related to the conduct of the Ribbon Business, including but not limited to temporary labor, the direct cost of engineering labor, benefits, manufacturing equipment maintenance and repair, Tridex shall reimburse Magnetec for the actual cost of such services. Tridex shall reimburse Magnetec for the full cost of such goods or services, when all such goods or services have been or will be used for the Ribbon Business.

         8. Magnetec Payments to Tridex. During the term of this Agreement, Magnetec shall reimburse Tridex for forty (40%) percent of total cash compensation (consisting of salary, a pro-rated portion of annual bonus actually paid and other benefits such as medical, life insurance) paid by Tridex to or on behalf of the Tridex employee filling the position of Ribbon Line Supervisor (the "Ribbon Line Supervisor"). The Ribbon Line Supervisor, Tridex and Magnetec shall cooperate to make the Ribbon Line Supervisor available to Magnetec for the provision of services to Magnetec using forty (40%) percent of his or her total working time during the term of this Agreement. With respect to the employment and compensation level of the Ribbon Line Supervisor, Tridex shall advise Magnetec in writing ten (10) days prior to any change in the Ribbon Line Supervisor's compensation level or employment status initiated by Tridex. Tridex agrees to consult with Magnetec regarding any such change in status prior to such change.

         9. Goodwill of Common Customers. Magnetec has invested substantial time, effort and expense in developing its goodwill and reputation for providing to its customers quality printer products, including Ribbon Business products, at competitive prices. Magnetec will continue to sell printers to such customers, many of whom are and will be Ribbon Business customers. As a material inducement to Magnetec to enter into this Agreement, Tridex agrees not to take any action during the term of this Agreement which is intended to have, or which would have a reasonable likelihood of having, a material adverse effect on the relationship of Magnetec with its customers or end users of its products.

         10. Liabilities; Disclaimer. In furnishing the other party with services as herein provided, Tridex, Magnetec and their respective officers, directors, employees or agents (collectively, "Representatives") shall not be liable to the other party or its respective Representatives, creditors or shareholders for any action or failure to act except willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. The provisions of this Agreement are for the sole benefit of Tridex, Magnetec and their respective Representatives and will not, except to the extent otherwise expressly stated herein, inure to the benefit of any third party. Neither Tridex nor Magnetec makes any express or implied warranty or representation with respect to the quality of the services provided hereunder.

         11. Term. The term of this Agreement shall begin on the date hereof and continue for two (2) years, unless terminated sooner by the mutual agreement of the parties.

         12. Status of Relationship. Magnetec shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or bind Tridex.

         13. Notices. All notices, billings, requests, demands, approvals, consents, and other communications which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties at their respective addresses set forth below:




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         If to Magnetec:

             Magnetec Corporation
             7 Laser Lane
             Wallingford, CT 06492
             Attention:  President

             If to Tridex:

             Tridex Corporation
             61 Wilton Road
             Westport, CT  06880
             Attention:  Chief Executive Officer

         14. Confidentiality. Tridex and Magnetec hereby agree to hold, and cause their respective employees, agents and authorized representatives to hold, in strict confidence, all information concerning the other party furnished pursuant to this Agreement.

         15. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon any third party and right, remedy or claim in excess of those existing without reference to this Agreement.

         16. Access to Information. During the term of this Agreement and for one (1) year thereafter, Tridex shall afford to Magnetec and its authorized representatives, agents and employees, and Magnetec shall afford to Tridex and its authorized representatives, agents and employees, access during normal business hours to all records, books, contracts and other data, including but not limited to corporate, financial, accounting, personnel and other business records, related to the Ribbon Business.

         17. No Assignment. This Agreement shall not be assignable except with the prior written consent of the other party to this Agreement.

         18. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Connecticut applicable to contracts made and to be performed therein.

         19. Section Headings. The section headings used in his Agreement are for convenience of reference only and will not be considered in the interpretation of construction of any of the provisions thereof.

         20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         21. Amendments. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the date first above written.

                    TRIDEX CORPORATION

                    By:

                    Title:

                    MAGNETEC CORPORATION

                    By:

                    Title:

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